EXHIBIT 10.5

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of June 24, 2013 (the “Effective Date”) among (a) SILICON VALLEY BANK, a California corporation (“Bank”), and (b) WIXPRESS LTD., a company organized under the laws of the State of Israel (“Ltd”) and WIX.COM, INC., a Delaware corporation (“Inc”) (Ltd and Inc are hereinafter jointly and severally, individually and collectively, referred to as “Borrower”), provides the terms on which Bank shall lend to Borrower and Borrower shall repay Bank. The parties agree as follows:

1	ACCOUNTING AND OTHER TERMS

Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP; provided that if at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either Borrower or Bank shall so request, Borrower and Bank shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided, further, that, until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (b) Borrower shall provide Bank financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Notwithstanding the foregoing, all financial calculations (whether for pricing covenants, or otherwise) shall be made with regard to Borrower only and not on a consolidated basis. The term “financial statements” includes the notes and schedules. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13 of this Agreement. All other terms contained in this Agreement, unless otherwise indicated, shall have the meanings provided by the Code to the extent such terms are defined therein, and by any other applicable law.

2	LOAN AND TERMS OF PAYMENT

2.1 Promise to Pay. Borrower hereby unconditionally promises to pay Bank the outstanding principal amount of all Credit Extensions and accrued and unpaid interest thereon together with any fees and Finance Charges as and when due in accordance with this Agreement.

2.1.1	Financing of Eligible Collections

(a) Availability. Subject to the terms of this Agreement, Borrower may request that Bank make advances based upon Borrower’s Collections Base. Bank shall, in its good faith business discretion, make such advances by extending credit to Borrower in an amount (for all advances outstanding) not to exceed the Availability Amount (each, an “Advance” and, collectively, the “Advances”).

(b) Maximum Advances. The aggregate principal amount of outstanding Advances may not exceed at any time the Availability Amount. If, at any time, the aggregate principal amount of outstanding Advances exceeds the Availability Amount, Borrower shall immediately pay to Bank in cash such excess amount, and Borrower hereby irrevocably authorizes Bank to debit any of its accounts maintained with Bank or any of Bank’s Affiliates in connection therewith. Bank shall provide a written notice of such debit to Borrower.

(c) Borrowing Procedure. Ltd will deliver an Advance Request Transmittal signed by a Responsible Officer of Ltd for each Advance it requests, accompanied by satisfactory evidence of the then-current Collections Base. Bank may rely on information set forth in or provided with the Advance Request Transmittal.

(d) Early Termination. This Agreement may be terminated prior to the Maturity Date as follows: (i) by Borrower, effective three (3) Business Days after written notice of termination is given to Bank; or (ii) by Bank at any time after the occurrence of an Event of Default, effective immediately upon written notice to Borrower. If this Agreement is terminated (A) by Bank in accordance with clause (ii) in the foregoing sentence, or (B) by Borrower for any reason, Borrower shall pay to Bank a non-refundable termination fee in an amount equal to one percent (1.0%) of the Maximum Availability Amount (the “Early Termination Fee”), provided however, that if this Agreement is terminated by Borrower in connection with and pursuant to the consummation of an equity financing (including, for the avoidance of doubt, initial public offering) by Ltd, whereby Ltd shall issue and sell shares or other equity in Ltd and use the proceeds from such issuance and sale to prepay in full Borrower's Obligations hereunder (specifically excluding Obligations related solely to Bank Services) within thirty (30) days following the consummation of such equity financing, the Early Termination Fee shall be in an amount equal to five tenths of one percent (0.5%) of the Maximum Availability Amount. The Early Termination Fee shall be due and payable on the effective date of such termination and thereafter shall bear interest at a rate equal to the highest rate applicable to any of the Obligations. Notwithstanding the foregoing, Bank agrees to waive the Early Termination Fee if Bank closes on the refinance and re-documentation of this Agreement under another division of Bank (in its sole and exclusive discretion) prior to the Maturity Date.

(e) Maturity. This Agreement shall terminate and all Obligations outstanding hereunder (specifically excluding Obligations related solely to Bank Services), shall be immediately due and payable in full on the Maturity Date or earlier termination of this Agreement.

(f) Suspension of Credit Extensions. Borrower’s ability to request that Bank make additional Credit Extensions hereunder will terminate if, in Bank’s reasonable discretion, there has been a material adverse change in the general affairs, management, results of operation, condition (financial or otherwise) or the prospect of repayment of the Obligations, or if there has been any material adverse deviation by Borrower from the most recent business plan of Borrower presented to and accepted by Bank prior to the Effective Date. For the avoidance of any doubt, the provisions of this Section 2.1.1(f), in and on themselves, shall not trigger repayment by Borrower of any Credit Extensions and/or Advances made by Bank prior to such events, but shall only affect Bank's making additional Credit Extensions.

2.2 Collections, Finance Charges, Remittances and Fees. The Obligations outstanding hereunder (specifically excluding Obligations related solely to Bank Services) shall be subject to the fees and Finance Charges as set forth in this Section 2. Unpaid and due fees and Finance Charges may, in Bank’s discretion, accrue interest at the then highest rate applicable to the Obligations.

2.3	[Intentionally omitted].

2.4	Facility Fee and Unused Revolving Line Facility Fee.

(a) A fully earned, non-refundable facility fee of One Hundred Thousand Dollars ($100,000.00) is due and payable upon the Effective Date (the “Facility Fee”).

(b) Borrower shall pay to Bank a fee (the “Unused Revolving Line Facility Fee”), payable quarterly in arrears, on a calendar year basis, on the first (1st) day of each calendar quarter, in an amount equal to four tenths of one percent (0.40%) per annum of the average unused portion of the Maximum Availability Amount. The unused portion of the Maximum Availability Amount, for purposes of this calculation, shall equal the difference between (a) the Maximum Availability Amount and (b) the average for the period of the daily closing balance of the Advances outstanding. Borrower shall not be entitled to any credit, rebate or repayment of any Unused Revolving Line Facility Fee previously earned by Bank pursuant to this Section 2.4(b) notwithstanding any termination of the Agreement or the suspension or termination of Bank’s obligation to make Advances hereunder.

The Facility Fee and each Unused Revolving Line Facility Fee are hereinafter collectively referred to as the “Loan Fees”.

(c) Good Faith Deposit. Borrower has paid to Bank a deposit of Thirty Thousand Dollars ($30,000.00) (the “Good Faith Deposit”) to initiate Bank’s due diligence review process. Any portion of the Good Faith Deposit not utilized to pay Bank Expenses, if any, will be applied to and reduce the Facility Fee.

2.5 Finance Charges. Borrower will pay a finance charge (the “Finance Charge”) on the Facility Balance which is equal to the Applicable Rate divided by 360 multiplied by the number of days each such Advance is outstanding multiplied by the outstanding Facility Balance. The Finance Charge is payable on a monthly basis on the first (1st) day of each month in accordance with Section 2.9 of this Agreement. Immediately upon the occurrence of an Event of Default, and during the continuance of such an Event of Default, the Applicable Rate will increase an additional five percent (5.0%) per annum.

2.6 Deductions. Bank may deduct fees, Bank Expenses, the Loan Fees, Finance Charges, Advances which become due pursuant to Section 2.9 of this Agreement, and other amounts due pursuant to this Agreement from any Credit Extensions made or collections received by Bank. Bank shall provide a written notice of such deduction to Borrower.

2.7	[Intentionally omitted]

2.8 Bank Expenses. Borrower shall pay all Bank Expenses (including reasonable attorneys’ fees and expenses, plus expenses, for documentation and negotiation of this Agreement) incurred through and after the Effective Date, when due, provided, however, that such Bank Expenses in connection with the documentation, negotiation of this Agreement and any audit checks made in connection hereto as of the Effective Date, do not exceed an aggregate amount of Sixty Five Thousand Dollars ($65,000) plus VAT if applicable (from which the amount of the Good Faith Deposit shall be deducted).

2.9	Repayment of Obligations; Adjustments

2.9.1	Repayment.

(a) Borrower shall pay to Bank, on the first day of each Reconciliation Period, all accrued Finance Charges with respect to the Advances; and

(b) Borrower will repay the principal amount of the Advances on the earliest of: (i) the date on which the aggregate amount of outstanding Advances exceeds the Availability Amount (but only up to the amount exceeding the Availability Amount), or (ii) the Maturity Date (including any early termination). Any payment pursuant to (ii) shall also include all accrued and unpaid Finance Charges and all other Obligations outstanding hereunder (specifically excluding Obligations related solely to Bank Services).

2.9.2 Repayment on Event of Default. When there is an Event of Default, Borrower will, if Bank demands (or, upon the occurrence of an Event of Default under Section 8.5 of this Agreement, immediately without notice or demand from Bank) repay all of the Obligations. The demand may, at Bank’s option, include any and all Credit Extensions, and all accrued Finance Charges, the Early Termination Fee, the Loan Fees, attorneys’ and professional fees, court costs and expenses, Bank Expenses and any other Obligations.

2.9.3 Debit of Accounts. Bank may debit any of Borrower’s deposit accounts for payments or any amounts Borrower owes Bank hereunder. Bank shall provide a written notice of such debit to Borrower. These debits shall not constitute a set-off.

2.10 Power of Attorney. Borrower irrevocably appoints Bank and its successors and assigns as attorney-in-fact and authorizes Bank and its successor and assigns, to: (a) following the occurrence of an Event of Default and during its continuance , (i) sell, assign, transfer, pledge, compromise, or discharge all or any part of the Accounts; (ii) demand, collect sue, and give releases to any Account Debtor for monies due and compromise, prosecute, or defend any action, claim, case or proceeding about the Accounts, including filing a claim or voting a claim in any bankruptcy case in Bank’s or Borrower’s name, as Bank chooses; (iii) prepare, file and sign Borrower’s name on any notice, claim, assignment, demand, draft, or notice of or satisfaction of lien or mechanics’ lien or similar document; (iv) endorse Borrower’s name on checks or other instruments (to the extent necessary to pay amounts owed pursuant to any of the Loan Documents); and (b) regardless of whether an Event of Default has occurred and is continuing, execute on Borrower’s behalf any instruments, documents, financing statements to perfect Bank’s interests in the Collateral, as directed by Bank. Bank's foregoing appointment as Borrower's attorney in fact, and all of Bank's rights and powers thereunder, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and this Agreement is terminated.

2.11	Net Payments and Withholding.

(a) All payments by Borrower on account of the Obligations shall be made subject to applicable withholding taxes under the Israeli Income Tax Ordinance and the Convention between the Government of the State of Israel and the Government of the United States of America with respect to taxes on income.

(b) Borrower will furnish Bank with proof satisfactory to Bank indicating that Borrower has made all such withholding tax payments, if and to the extent such withholding tax payment is required to be made in accordance with applicable law, and will cooperate with Bank in connection with any information and documentation required by Bank in connection with credits, exemptions, rebates, or other benefits to be obtained by Bank in connection with such withholding payments made by Borrower, which credits, exemptions, rebates, or other benefits shall be property of Bank, without payment to Borrower or application to any Obligations hereunder. Such withholding payments shall be regarded, for all intents and purposes, as part of the repayment of Borrowers Obligations.

(c) The agreements and obligations of Borrower contained in this Section 2.11 shall survive the termination of this Agreement.

3	CONDITIONS OF LOANS

3.1 Conditions Precedent to Initial Credit Extension. Bank’s obligation to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, such documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate, including, without limitation:

(a) the Loan Documents;

(b) the Debentures;

(c) the SVB Control Agreement;

(d) the Warrant, together with a capitalization table of Ltd;

(e) the IP Agreement, completed exhibits thereto and copies of intellectual property search results in connection therewith;

(f) a certificate of the Secretary of Ltd with respect to articles, incumbency and resolutions authorizing the execution and delivery of this Agreement and the other Loan Documents;

(g) Inc’s Operating Documents and a long form good standing certificate of Inc certified by the Secretary of State of the State of Delaware as of a date no earlier than thirty (30) days prior to the Effective Date;

(h) a Secretary’s Corporate Borrowing Certificate together with the completed and executed Borrowing Resolutions for Borrower;

(i) certified copies, dated as of a recent date, of financing statement and other lien searches, as Bank shall request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements or other filings either constitute Permitted Liens or have been or, in connection with the initial Credit Extension, will be terminated or released;

(j) the Perfection Certificates of Borrower, together with the duly executed original signatures thereto;

(k) a legal opinion of Ltd’s counsel (authority/enforceability), in form and substance acceptable to Bank;

(l) evidence satisfactory to Bank that the insurance policies required by Section 6.4 of this Agreement are in full force and effect, together with appropriate evidence showing lender loss payable and additional insured clauses and cancellation notice to Bank (including certificates on Acord 25 and Acord 28 forms and endorsements to the policies reflecting the same);

(m) evidence satisfactory to Bank that all filings required to have been made pursuant to the Debentures and the other Loan Documents have been made to secure a first-ranking Lien in favor of the Bank on the Charged Property, and all other actions required to have been taken by Borrower or any other party prior to the initial Credit Extension shall have been taken and all consents and other authorizations shall have been obtained prior to the initial Credit Extension, all in accordance with the terms of the Debentures and the other Loan Documents;

(n) payment of the fees and Bank Expenses then due as specified in Section 2.8 of this Agreement; and

(o) Certificates of Good Standing/Foreign Qualification (California and New York) for Inc.

3.2 Conditions Precedent to all Credit Extensions. Bank’s agreement to make each Credit Extension, including the initial Credit Extension, is subject to the following:

(a) receipt of the Advance Request Transmittal , accompanied by satisfactory evidence of the then-current Collections Base;

(b) each of the representations and warranties in Section 5.3 of this Agreement shall be true, accurate, and complete on the date of the Advance Request Transmittal and on the effective date of each Credit Extension and no Event of Default shall have occurred and be continuing, or result from the Credit Extension. Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties in Section 5.3 of this Agreement remain true, accurate, and complete; and

(c) each of the representations and warranties in this Agreement (other than those in Section 5.3) and in the Debentures shall be true, accurate, and complete in all material respects on the date of the Advance Request Transmittal and on the effective date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and no Event of Default shall have occurred and be continuing, or result from the Credit Extension. Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties in this Agreement (other than those in Section 5.3) and in the Debentures remain true, accurate, and complete in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof.

3.3 Covenant to Deliver. Borrower agrees to deliver to Bank each item required to be delivered to Bank under this Agreement as a condition precedent to any Credit Extension. Borrower expressly agrees that a Credit Extension made prior to the receipt by Bank of any such item shall not constitute a waiver by Bank of Borrower’s obligation to deliver such item, and the making of any Credit Extension in the absence of a required item shall be in Bank’s sole discretion.

4	CREATION OF SECURITY INTEREST

4.1 Grant of Security Interest. Borrower hereby grants Bank, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Bank, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. Borrower represents, warrants, and covenants that the security interest granted herein shall be and shall at all times continue to be a first priority perfected security interest in the Collateral subject only to Permitted Liens that are permitted to have priority over Bank’s Liens hereunder. If Inc shall at any time acquire a commercial tort claim, Borrower shall promptly notify Bank in a writing signed by Borrower of the general details thereof and grant to Bank in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance satisfactory to Bank.

Borrower acknowledges that it may have previously entered, and/or may in the future enter, into Bank Services with Bank. Regardless of the terms of any Bank Services Agreement, Borrower agrees that any amounts Borrower owes Bank thereunder shall be deemed to be Obligations hereunder and that it is the intent of Borrower and Bank to have all such Obligations secured by the first priority security interest granted herein and the first ranking charges granted under the Debenture.

If this Agreement is terminated, Bank’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are satisfied in full, and at such time, Bank shall, at Borrower’s sole cost and expense, terminate its security interest in the Collateral and all rights therein shall revert to Borrower. In the event (a) all Obligations (other than inchoate indemnity obligations), except for Bank Services, are satisfied in full, and (b) this Agreement is terminated, Bank shall terminate the security interest granted herein upon Borrower providing cash collateral acceptable to Bank in its good faith business judgment for Bank Services, if any, provided however, that with respect to Bank Services such as grant of letters of credit, provision of cash collateral in an amount equal to 110% of the Dollar Equivalent of the face amount of all such letters of credit , plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment) shall be considered to be acceptable to Bank.

4.2 Debentures. Borrower undertakes to create, in favor of Bank, a first ranking floating charge over all of the present and future assets of Borrower whether now existing or hereafter created, and a first ranking fixed charge over its reputation and goodwill, Intellectual Property and other fixed assets and any tax benefit Borrower may have, in accordance with a debenture of floating charge and a debenture of fixed charge, in the forms of Debentures attached as Exhibit E and Exhibit E-1 respectively (as amended, modified or restated from time to time, jointly, the “Debentures” and each, a “Debenture”).

4.3 Security Documents. All Obligations shall be secured by any and all properties, rights and assets of Borrower in the Collateral granted by Borrower to Bank now, or in the future, in which Borrower obtains an interest, or the power to transfer rights, including, without limitation, the Charged Property as set forth in the Debentures, and any and all other security agreements, mortgages or other collateral granted by Borrower to Bank, now or in the future. Borrower warrants and represents that the charges of the Debentures, upon the filing thereof, shall be first priority fixed and floating charges in the Collateral, subject only to Permitted Liens which are expressly permitted by the terms of this Agreement to have priority. Borrower further covenants that, as soon as practicable following the Effective Date and in any event within thirty (30) days of the Effective Date, Borrower shall provide evidence satisfactory to Bank that:

(i) the following Liens securing Indebtedness owed by Ltd to Bank Hapoalim (the “Hapoalim Fixed Charges”), have been amended in order to provide limitations in amount with respect to each such Permitted Lien up to the scope set forth below:

(a) charges in favor of Bank Hapoalim, created by Ltd on cash deposits in the amount of NIS 185,000 and NIS 1,200,000, respectively, maintained at account no. 584/676336 with Bank Hapoalim, to secure Ltd's obligations under letters of credit issued by Bank Hapoalim in connection with Ltd's facilities in Tel Aviv – up to the amount of NIS 185,000 and NIS 1,200,000, respectively.

(b) charges in favor of Bank Hapoalim created by Ltd on a cash deposit in the amount of NIS 120,000, maintained at account no. 584/676336 with Bank Hapoalim, to secure Ltd’s obligations with respect to credit card transactions with Bank Hapoalim – up to the amount of NIS 120,000.

(c) charges in favor of Bank Hapoalim created by Ltd on a cash deposit in the amount of $ 1,500,000, maintained at account no. 584/676336 with Bank Hapoalim, to secure Ltd's obligations in connection with FX activity with Bank Hapoalim – up to the amount of $ 1,500,000.

(ii) the documents and/or filings evidencing such amendment have been appropriately filed.

4.4 Authorization to File Financing Statements. Borrower hereby authorizes Bank to file financing statements, without notice to Borrower, with all appropriate jurisdictions to perfect or protect Bank’s interest or rights hereunder, including a notice that any disposition of the Collateral, by either Borrower or any other Person, shall be deemed to violate the rights of Bank under the Code. Any such financing statements may indicate the Collateral as “all assets of the Debtor” or words of similar effect, or as being of an equal or lesser scope, or with greater detail, all in Bank’s discretion. Upon Borrower’s request, Bank will provide Borrower with a copy of any such financing statement filed by Bank.

5	REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as follows:

5.1 Due Organization and Authorization. Borrower and each of its Subsidiaries are duly organized, validly existing and, with respect to Inc, in good standing, as Registered Organizations in their respective jurisdictions of formation and are qualified and licensed to do business and are in good standing in any other jurisdiction in which the conduct of their respective business or ownership of property requires that they be qualified except where the failure to do so could not reasonably be expected to have a material adverse effect on Borrower’s business. In connection with this Agreement, each Borrower has delivered to Bank a completed certificate signed by such Borrower, entitled Perfection Certificate (collectively, the “Perfection Certificate”). Borrower represents and warrants to Bank that (a) Borrower’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (b) Borrower is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth Borrower’s organizational identification number or accurately states that Borrower has none; (d) the Perfection Certificate accurately sets forth Borrower’s place of business, or, if more than one, its chief executive office as well as Borrower’s mailing address (if different than its chief executive office); (e) Borrower (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, corporate structure, organizational type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Perfection Certificate pertaining to Borrower and each of its Subsidiaries is accurate and complete (it being understood and agreed that Borrower may from time to time update certain information in the Perfection Certificate after the Effective Date to the extent permitted by one or more specific provisions in this Agreement). If Borrower is not now a Registered Organization but later becomes one, Borrower shall promptly notify Bank of such occurrence and provide Bank with Borrower’s organizational identification number.

The execution, delivery and performance by Borrower of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with any of Borrower’s organizational documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or any of its Subsidiaries or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect), or (v) conflict with, contravene, constitute a default or breach under, or result in or permit the termination or acceleration of, any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which it is a party or by which it is bound in which the default could have a material adverse effect on Borrower’s business.

5.2 Collateral. Borrower has good title to, has rights in, and the power to transfer, each item of the Collateral upon which it purports to grant a Lien hereunder and under the Debentures, free and clear of any and all Liens except Permitted Liens. Borrower has no deposit accounts other than the deposit accounts with Bank, the deposit accounts, if any, described in the Perfection Certificate delivered to Bank in connection herewith, or of which Borrower has given Bank notice and taken such actions as are necessary to give Bank a perfected security interest therein and, as provided in the Debentures, fixed and floating charges thereon. The Accounts are bona fide, existing obligations of the Account Debtors. All Inventory, if applicable, is in all material respects of good and marketable quality, free from material defects.

The Collateral is not in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificate. None of the components of the Collateral are currently being maintained at locations other than as provided in the Perfection Certificate or as permitted pursuant to Section 7.2 of this Agreement.

Borrower is the sole owner of the Intellectual Property which it owns or purports to own except for (a) non-exclusive licenses granted to its customers in the ordinary course of business, (b) over-the-counter software that is commercially available to the public, and (c) material Intellectual Property licensed to Borrower and noted on the Perfection Certificate. Each Patent which it owns or purports to own and which is material to Borrower’s business is valid and enforceable, and no part of the Intellectual Property which Borrower owns or purports to own and which is material to Borrower’s business has been judged invalid or unenforceable, in whole or in part. To the best of Borrower’s knowledge, no claim has been made that any part of the Intellectual Property violates the rights of any third party except to the extent such claim would not reasonably be expected to have a material adverse effect on Borrower’s business. Except as noted on the Perfection Certificate, Borrower is not a party to, nor is it bound by, any Restricted License.

5.3 Eligible Collections. For any Account related to any of the Eligible Collections, all statements made and all unpaid balances appearing in all invoices, instruments and other documents evidencing such Accounts are and shall be true and correct and all such invoices, instruments and other documents, and all of Borrower’s Books are genuine and in all respects what they purport to be. All statements and items on each Borrowing Base Certificate and in the financial statements delivered pursuant to Section 6.2(a)(i) and the statements of Borrower's Eligible Collections delivered pursuant to Section 6.2(d) are and shall be true and correct in all respects. All sales and other transactions underlying or giving rise to each such Account shall comply in all material respects with all applicable laws and governmental rules and regulations.

5.4 Litigation. There are no actions or proceedings pending or, to the knowledge of Borrower’s Responsible Officers, threatened in writing by or against Borrower or any Subsidiary in which an adverse decision could reasonably be expected to cause a Material Adverse Change.

5.5 No Material Deviation in Financial Statements and Deterioration in Financial Condition. All consolidated financial statements for Borrower and any Subsidiary delivered to Bank fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations in accordance with GAAP. There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to Bank.

5.6 Solvency. The fair salable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature.

5.7 Regulatory Compliance. Inc is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. Inc is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Inc has complied in all material respects with the Federal Fair Labor Standards Act. Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to cause a Material Adverse Change. None of Borrower’s or any Subsidiary’s properties or assets have been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary to continue their respective businesses as currently conducted.

5.8 Subsidiaries. Borrower does not own any stock, shares, partnership interest or other equity securities except for Permitted Investments.

5.9 Tax Returns and Payments; Pension Contributions. Borrower and each Subsidiary have timely filed all required tax returns and reports, and Borrower and each Subsidiary have timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower and each Subsidiary.

Borrower may defer payment of any contested taxes, provided that Borrower (a) in good faith contests its obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (b) notifies Bank in writing of the commencement of, and any material development in, the proceedings and (c) posts bonds or takes any other steps required to prevent the Governmental Authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien”. Borrower is unaware of any claims or adjustments proposed for any of Borrower's prior tax years which could result in additional taxes becoming due and payable by Borrower. Borrower has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

5.10 Office of the Chief Scientist and Investment Center. As of the Effective Date, Borrower has not received any grants, funds or benefits (including, but not limited to, tax benefits) from the Israeli Office of Chief Scientist or Investment Center. Borrower is not obligated to pay any royalties or any other payments to the Israeli Office of Chief Scientist or Investment Center. The transactions contemplated under this Agreement, the Debentures and any other Loan Document (including the realization of the Collateral) are not subject to any right and do not require the approval of the Israeli Office of Chief Scientist or Investment Center.

5.11 Full Disclosure. No written representation, warranty or other statement of Borrower in any certificate or written statement given to Bank, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Bank, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized by Bank that any projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

6	AFFIRMATIVE COVENANTS

Borrower shall do all of the following:

6.1	Government Compliance

(a) Maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on Borrower’s business or operations. Borrower shall comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, noncompliance with which could have a material adverse effect on Borrower’s business.

(b) Obtain all of the Governmental Approvals necessary for the performance by Borrower of its obligations under the Loan Documents to which it is a party and the grant of a security interest to Bank in, and fixed and floating charges to Bank over, all of its property. Borrower shall promptly provide copies of any such obtained Governmental Approvals to Bank.

(c) Deliver to Bank, within five (5) days after the same are sent or received, copies of all correspondence, reports, documents and other filings with any Governmental Authority regarding compliance with or maintenance of Governmental Approvals or Requirements of Law and that could reasonably be expected to have a material adverse effect on any of the Governmental Approvals or otherwise on the operations of Borrower or any of its Subsidiaries.

6.2	Financial Statements, Reports, Certificates

(a) Deliver to Bank: (i) as soon as available, but no later than thirty (30) days after the last day of each Reconciliation Period, a company prepared consolidated balance sheet and income statement covering Borrower’s consolidated operations during the period certified by a Responsible Officer and in a form acceptable to

Bank; (ii) as soon as available, but no later than one hundred fifty (150) days after the last day of Borrower’s fiscal year, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm reasonably acceptable to Bank; (iii) in the event that Borrower becomes subject to the reporting requirements under the Exchange Act, within five (5) days of filing, copies of all statements, reports and notices made available to Borrower’s security holders or to any holders of Subordinated Debt and all reports on Form 10-K, 10-Q and 8-K filed with the SEC or equivalent reporting of foreign private issuer filed with any national securities exchange; (iv) a prompt report of any legal actions pending or threatened against Borrower or any Subsidiary that could result in damages or costs to Borrower or any Subsidiary of One Hundred Thousand Dollars ($100,000.00) or more; and (v) budgets, sales projections, operating plans or other financial information reasonably requested by Bank, and in any event, as soon as available but no later than fifteen (15) days following approval by Borrower’s board of directors (and with respect to any updates or amendments thereto, as soon as available but no later than fifteen (15) days following approval by Borrower’s board of directors), a current operating budget and capitalization table.

(b) Within thirty (30) days after the last day of each Reconciliation Period, deliver to Bank with the monthly financial statements a Compliance Certificate signed by a Responsible Officer in the form of Exhibit B.

(c) [Intentionally omitted]

(d) Provide Bank with, as soon as available, but no later than five (5) Business Days after the last day of each Reconciliation Period, statements of Borrower's Eligible Collections for such month;

(e) Provide Bank with, as soon as available, but no later than five (5) Business Days after the last day of each Reconciliation Period, a Borrowing Base Certificate, signed by a Responsible Officer.

(f) Provide Bank with, as soon as available, but no later than thirty (30) days following each Reconciliation Period, a Deferred Revenue report, in form and detail acceptable to Bank.

(g) Provide Bank with, concurrently with sending the same to Borrower's board of directors, information (and any updates or amendments to such information) sent to the board of directors, provided that Borrower may exclude information that, at Borrower’s reasonable discretion, is covered by attorney-client privilege, trade secrets or such information which is reasonably determined by Borrower, at Borrower’s reasonable discretion, to be highly confidential information.

(i) Provide Bank prompt written notice of (i) any material change in the composition of the Intellectual Property, (ii) the registration of any Copyright, including any subsequent ownership right of Borrower in or to any Copyright, Patent or Trademark not shown in the IP Agreement or the Debentures, and (iii) Borrower’s knowledge of an event that could reasonably be expected to materially and adversely affect the value of the Intellectual Property.

6.3 Taxes. Make, and cause each Subsidiary to make, timely payment of all foreign, federal, state, and local taxes or assessments (other than taxes and assessments which Borrower is contesting in good faith, with adequate reserves maintained in accordance with GAAP) and will deliver to Bank, on demand, appropriate certificates attesting to such payments.

6.4 Insurance. Keep its business and the Collateral insured for risks and in amounts standard for companies in Borrower’s industry and location. Insurance policies shall be in a form, with companies, and in amounts that are satisfactory to Bank. All property policies shall have a lender’s loss payable endorsement showing Bank as the sole lender loss payee and waive subrogation against Bank, and all liability policies shall show, or have endorsements showing, Bank as an additional insured. All policies (or the lender loss payable and additional insured endorsements) shall provide that the insurer must give Bank at least twenty (20) days notice before canceling, amending, or declining to renew its policy. At Bank’s request, Borrower shall deliver certified copies of policies and evidence of all premium payments. Proceeds payable under any policy shall, at Bank’s option, be payable to Bank on account of the Obligations. If Borrower fails to obtain insurance as required under this Section 6.4 or to pay any amount or furnish any required proof of payment to third persons and Bank, Bank may make all or part of such payment or obtain such insurance policies required in this Section 6.4, and take any action under the policies Bank deems prudent.

6.5	Accounts

(a) To permit Bank to monitor Borrower’s financial performance and condition, Inc shall, but will not be obligated to, maintain its primary operating accounts with Bank, along with primary investment accounts and excess funds with or invested through Bank’s Affiliates. Ltd shall maintain an operating account with Bank.

(b) In addition to and without limiting the requirements in subsection (a), Borrower shall give Bank five (5) days prior written notice before establishing any Collateral Account at or with any bank or financial institution other than Bank or Bank’s Affiliates. Borrower shall indicate in the Compliance Certificate provided to Bank in accordance with Section 6.2(b) above any deposit or securities account it holds at or with any bank or financial institution other than Bank or Bank’s Affiliates and the aggregate value of deposits and/or securities in any such account. In addition, for each account that Borrower at any time maintains in the United States (other than accounts at Bank), Borrower shall cause the applicable bank or financial institution at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Bank’s Lien in such Collateral Account in accordance with the terms hereunder, which Control Agreement may not be terminated without the prior written consent of Bank.

6.6	[Intentionally Omitted]

6.7	[Intentionally Omitted]

6.8	Protection and Registration of Intellectual Property Rights

(a)(i) Protect, defend and maintain the validity and enforceability of its Intellectual Property; (ii) promptly advise Bank in writing of material infringements of its Intellectual Property; (iii) not allow any Intellectual Property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without Bank’s written consent; and (d) not allow any Intellectual Property to be vested in any entity other than Borrower.

(b) If Borrower (i) obtains any Patent, registered Trademark, registered Copyright, registered mask work, or any pending application for any of the foregoing, whether as owner, licensee or otherwise, or (ii) applies for any Patent or the registration of any Trademark, then Borrower shall immediately provide written notice thereof to Bank and shall execute such intellectual property security agreements and other documents and take such other actions as Bank shall request in its good faith business judgment to perfect and maintain a first priority perfected security interest in, and a first ranking fixed charge over, such property in favor of Bank. If Borrower decides to register any Copyrights or mask works in the United States Copyright Office, Borrower shall: (x) provide Bank with at least fifteen (15) days prior written notice of Borrower’s intent to register such Copyrights or mask works together with a copy of the application it intends to file with the United States Copyright Office (excluding exhibits thereto); (y) execute an intellectual property security agreement and such other documents and take such other actions as Bank may request in its good faith business judgment to perfect and maintain a first priority perfected security interest in, and a first ranking fixed charge over, the Copyrights or mask works intended to be registered with the United States Copyright Office; and (z) record such intellectual property security agreement with the United States Copyright Office contemporaneously with filing the Copyright or mask work application(s) with the United States Copyright Office. Borrower shall promptly provide to Bank copies of all applications that it files for Patents or for the registration of Trademarks, Copyrights or mask works, together with evidence of the recording of the intellectual property security agreement necessary for Bank to perfect and maintain a first priority perfected security interest in, and a first ranking fixed charge over, such property.

(c) Provide written notice to Bank within thirty (30) days of entering or becoming bound by any Restricted License (other than over-the-counter software that is commercially available to the public). Borrower shall take such steps as Bank reasonably requests to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (i) any Restricted License to be deemed “Collateral” and for Bank to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such Restricted License, whether now existing or entered into in the future, and (ii) Bank to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Bank’s rights and remedies under this Agreement and the other Loan Documents.

6.9 Litigation Cooperation. From the Effective Date and continuing through the termination of this Agreement, make available to Bank, without expense to Bank, Borrower and its officers, employees and agents and Borrower’s Books, to the extent that Bank may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Bank with respect to any Collateral or relating to Borrower.

6.10 Further Assurances. Execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank’s Lien in the Collateral or to effect the purposes of this Agreement.

6.11 Grants. After the occurrence and continuance of an Event of Default, Borrower shall obtain the prior written consent of Bank before receiving any grants, funds or benefits, or filing for an application to receive funding from the Office of Chief Scientist or the Investment Center or any other Governmental Authority.

7	NEGATIVE COVENANTS

Borrower shall not do any of the following without Bank’s prior written consent.

7.1 Dispositions. Convey, sell, lease, transfer, assign, or otherwise dispose of (collectively, a “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property (including for the avoidance of doubt, Intellectual Property), except for Transfers (a) of Inventory in the ordinary course of business; (b) of worn-out or obsolete Equipment; (c) in connection with Permitted Liens and Permitted Investments; and (d) of non-exclusive licenses for the use of the property of Borrower or its Subsidiaries in the ordinary course of business (e) in connection with the granting of non-exclusive licenses to Borrower's Intellectual Property within the ordinary course of business to Borrower's customers.

7.2 Changes in Business, Management, Ownership, or Business Locations. (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower and such Subsidiary, as applicable, or reasonably related thereto; (b) liquidate or dissolve; or (c) have a change in management such that any Key Person ceases to hold such office with Borrower and a replacement approved by the board of directors is not made within ninety (90) days after such Key Person’s departure from Borrower; or (ii) enter into any transaction or series of related transactions in which the stockholders of Borrower who were not stockholders immediately prior to the first such transaction own more than forty percent (40.0%) of the voting stock of Borrower immediately after giving effect to such transaction or related series of such transactions (other than by the sale of Borrower’s equity securities in a public offering or to a reputable venture capital fund or private equity fund via an equity transaction so long as Borrower identifies to Bank the respective investors prior to the closing of the transaction and provides to Bank a description of the material terms of the transaction).

Borrower shall not, without at least thirty (30) days prior written notice to Bank: (1) add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than Seventy Five Thousand Dollars ($75,000.00) in Borrower’s assets or property), (2) change its jurisdiction of organization, (3) change its organizational structure or type, (4) change its legal name, (5) change any organizational number (if any) assigned by its jurisdiction of organization, or (6) deliver any portion of the Collateral to a bailee, unless (i) such bailee location contains less than Seventy Five Thousand Dollars ($75,000.00) in Borrower’s assets or property and (ii) Bank and such bailee are parties to a bailee agreement governing both the Collateral and the location to which Borrower intends to deliver the Collateral.

Borrower hereby agrees upon Borrower adding any new office or business location, including any warehouse, Borrower will use its reasonable commercial efforts to cause its landlord to enter into a landlord consent in favor of Bank prior to such new office or business location containing Five Thousand Dollars ($5,000.00) of Collateral.

7.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock, shares or property of another Person, except for Permitted Investments and/or Permitted Acquisitions. A Subsidiary (other than a Borrower) may merge or consolidate into another Subsidiary or into Borrower.

7.4 Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5 Encumbrance. Create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, or permit any Collateral not to be subject to the first priority security interest granted herein or the charges granted under the Debentures, or enter into any agreement, document, instrument or other arrangement (except with or in favor of Bank) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower or any Subsidiary from assigning, mortgaging, pledging, granting a security interest or charge in, over or upon, or encumbering any of Borrower’s or any Subsidiary’s Intellectual Property, except as is otherwise permitted in Section 7.1 of this Agreement and the definition of “Permitted Liens” herein.

7.6 Maintenance of Collateral Accounts. Maintain any Collateral Account except pursuant to the terms of Section 6.5 of this Agreement.

7.7 Distributions; Investments. (a) Directly or indirectly acquire or own any Person, or make any Investment in any Person, other than Permitted Investments, or permit any of its Subsidiaries to do so; or (b) pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock or shares.

7.8 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.

Notwithstanding the foregoing, Borrower shall not, directly or indirectly, make any payments to Borrower's and/or any Subsidiary's current or former stockholders, but may pay and/or approve compensation, including salaries, bonuses, equity and other incentives, to officers and directors (including if Affiliates of Borrower) in their capacity as such, in each case, under remuneration arrangements approved by Borrower's competent corporate organ (whether the board of directors or compensation committee).

7.9 Subordinated Debt. (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount owed by Borrower thereof, shorten the maturity thereof, increase the rate of interest applicable thereto or adversely affect the subordination thereof to Obligations owed to Bank.

7.10 Compliance. With respect to Inc, become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, each as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower’s business, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

8	EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1 Payment Default. Borrower fails to (a) make any payment of principal, interest or Finance Charges on any Credit Extension, or any payment of the Unused Revolving Line Facility Fee, in each case on its respective due date, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable, or, solely with respect to Obligations related solely to Bank Services, within three (3) Business Days after Bank gives Borrower written notice that such Obligations are due and payable (which three (3) Business Days cure period shall not apply to payments due on the Maturity Date). During the cure period, the failure to cure the payment default is not an Event of Default (but no Credit Extension will be made during the cure period);

8.2 Covenant Default. Borrower fails or neglects to perform any obligation in Section 6 of this Agreement or violates any covenant in Section 7 of this Agreement or fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement, any Loan Documents and as to any default under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof; provided, however, grace and cure periods provided under this Section 8.2 shall not apply to financial covenants or any other covenants that are required to be satisfied, completed or tested by a date certain;

8.3	[Intentionally Omitted]

8.4	Attachment; Levy; Restraint on Business

(a) (i) The service of process seeking to attach, by trustee or similar process, any funds of Borrower or of any entity under the control of Borrower (including a Subsidiary) on deposit or otherwise maintained with Bank or any Bank Affiliate, or (ii) a notice of lien or levy is filed against any of Borrower’s assets by any government agency, and the same under subclauses (i) and (ii) hereof are not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Credit Extensions shall be made during any ten (10) day cure period; or

(b) (i) any material portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents Borrower from conducting any material part of its business;

8.5 Insolvency. (a) Borrower is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; (b) Borrower begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower and not dismissed or stayed within thirty (30) days (but no Credit Extensions shall be made while of any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);

8.6 Other Agreements. There is, under any agreement to which Borrower is a party with a third party or parties any default resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount individually or in the aggregate in excess of Seven Hundred and Fifty Thousand Dollars ($750,000.00);

8.7 Judgments. One or more final judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least One Million Dollars ($1,000,000.00) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against Borrower and the same are not, within ten (10) days after the entry thereof, discharged or execution thereof stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay (provided that no Credit Extensions will be made prior to the discharge, stay, or bonding of such judgment, order, or decree);

8.8 Misrepresentations. Borrower or any Person acting for Borrower makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Bank or to induce Bank to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made;

8.9 Subordinated Debt. Any document, instrument, or agreement evidencing any Subordinated Debt shall for any reason be revoked or invalidated or otherwise cease to be in full force and effect, any Person shall be in breach thereof or contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations shall for any reason be subordinated or shall not have the priority contemplated by this Agreement or the applicable subordination agreement; or

8.10 Governmental Approvals. Any Governmental Approval shall have been (a) revoked, rescinded, suspended, modified in an adverse manner and the same are not, within thirty (30) days after the decision thereof, reinstated or not renewed in the ordinary course for a full term; or (b) subject to any decision by a Governmental Authority that designates a hearing with respect to any applications for renewal of any such Governmental Approval or that could result in the Governmental Authority taking any of the actions described in clause (a) above, and such decision or such revocation, rescission, suspension, modification or non-renewal (i) has, or could reasonably be expected to have, a Material Adverse Change, or (ii) adversely affects the legal qualifications of Borrower or any of its Subsidiaries to hold such Governmental Approval in any applicable jurisdiction and such revocation, rescission, suspension, modification or non-renewal could reasonably be expected to affect the status of or legal qualifications of Borrower or any of its Subsidiaries to hold any Governmental Approval in any other jurisdiction.

9	BANK’S RIGHTS AND REMEDIES

9.1 Rights and Remedies. When an Event of Default occurs and continues beyond any applicable grace period Bank may, without notice or demand, do any or all of the following:

(a) declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 of this Agreement occurs, all Obligations are immediately due and payable without any action by Bank);

(b) stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Bank;

(c) demand that Borrower (i) deposit cash with Bank in an amount equal to one hundred five percent (105.0%) for Letters of Credit denominated in Dollars and one hundred ten percent (110.0%) for Letters of Credit denominated in a currency other than Dollars, in each case of the Dollar Equivalent of the aggregate face amount of all Letters of Credit remaining undrawn (plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment)), to secure all of the Obligations relating to such Letters of Credit, as collateral security for the repayment of any future drawings under such Letters of Credit, and Borrower shall forthwith deposit and pay such amounts, and (ii) pay in advance all letter of credit fees scheduled to be paid or payable over the remaining term of any Letters of Credit; (d) settle or adjust disputes and claims directly with Account Debtors for amounts, on terms and in any order that Bank considers advisable and notify any Person owing Borrower money of Bank’s security interest and charges in such funds and verify the amount of such account. Borrower shall collect all payments in trust for Bank and, if requested by Bank, immediately deliver such payments to Bank in the form received from the Account Debtor, with proper endorsements for deposit;

(e) make any payments and do any acts it considers necessary or reasonable to protect its security interest and charges in the Collateral. Borrower shall assemble the Collateral if Bank requests and make it available as Bank designates. Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest or charges and pay all expenses incurred. Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank’s rights or remedies;

(f) apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) amount held by Bank owing to or for the credit or the account of Borrower;

(g) ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Bank is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, Patents, Copyrights, mask works, rights of use of any name, trade secrets, trade names, Trademarks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section 9.1, Borrower’s rights under all licenses and all franchise agreements inure to Bank’s benefit;

(h) place a “hold” on any account maintained with Bank and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

(i) demand and receive possession of Borrower’s Books; and

(j) exercise all rights and remedies available to Bank under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof) or any other applicable law, including realization of securities and the exercise of all of Bank’s rights and remedies with respect to the Debentures.

9.2 Protective Payments. If Borrower fails to obtain the insurance called for by Section 6.4 of this Agreement or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document, Bank may obtain such insurance or make such payment, and all amounts so paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then highest rate applicable to the Obligations, and secured by the Collateral. Bank will make reasonable efforts to provide Borrower with notice of Bank obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Bank are deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.

9.3 Bank’s Liability for Collateral. So long as Bank complies with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Bank, Bank shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Borrower bears all risk of loss, damage or destruction of the Collateral.

9.4 No Waiver; Remedies Cumulative. Bank’s failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Bank thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by the party granting the waiver and then is only effective for the specific instance and purpose for which it is given. Bank’s rights and remedies under this Agreement and the other Loan Documents are cumulative. Bank shall not be required to resort to any particular security, right or remedy or to proceed in any particular order or priority and Bank shall have the right at any time and from time to time, to enforce its security interests, liens, rights and remedies, or any of them, in any manner and in any order, at its sole discretion. Bank has all rights and remedies provided under the Code and any other applicable law, by law, or in equity. Bank’s exercise of one right or remedy is not an election and shall not preclude Bank from exercising any other remedy under this Agreement or other remedy available at law or in equity, and Bank’s waiver of any Event of Default is not a continuing waiver. Bank’s delay in exercising any remedy is not a waiver, election, or acquiescence.

9.5 Demand Waiver. Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which Borrower is liable.

9.6 Borrower Liability. Ltd may, acting singly, request Credit Extensions hereunder. Inc hereby appoints Ltd as agent for itself for all purposes hereunder, including with respect to requesting Credit Extensions hereunder. Each Borrower hereunder shall be jointly and severally obligated to repay all Credit Extensions made hereunder, regardless of which Borrower actually receives said Credit Extensions, as if each Borrower hereunder directly received all Credit Extensions. Each Borrower waives (a) any suretyship defenses available to it under the Code or any other applicable law, including, without limitation, the benefit of California Civil Code Section 2815 permitting revocation as to future transactions and the benefit of California Civil Code Sections 1432, 2809, 2810, 2819, 2839, 2845, 2847, 2848, 2849, 2850, and 2899 and 3433, and (b) any right to require Bank to: (i) proceed against any Borrower or any other person; (ii) proceed against or exhaust any security; or (iii) pursue any other remedy. Bank may exercise or not exercise any right or remedy it has against any Borrower or any security it holds (including the right to foreclose or realize its security by judicial or non-judicial sale) without affecting any Borrower’s liability.

Notwithstanding any other provision of this Agreement or other related document, each Borrower irrevocably waives all rights that it may have at law or in equity (including, without limitation, any law subrogating Borrower to the rights of Bank under this Agreement) to seek contribution, indemnification or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by Borrower with respect to the Obligations in connection with this Agreement or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by Borrower with respect to the Obligations in connection with this Agreement or otherwise. Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section 9.6 shall be null and void. If any payment is made to a Borrower in contravention of this Section 9.6, such Borrower shall hold such payment in trust for Bank and such payment shall be promptly delivered to Bank for application to the Obligations, whether matured or unmatured.

10	NOTICES

All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Bank or Borrower may change its mailing or electronic mail address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower:	Wixpress Ltd. and Wix.Com, Inc.
40 Nemal Tel Aviv St., Tel-Aviv Israel
Attn: Lior Shemesh, CFO.
Fax: +972-3-5466407
Email: liors@wix.com

With a copy to:	Israeli, Ben-Zvi, Attorneys at Law
1 Azrieli Center, Round Tower, 24th floor
Tel-Aviv, Israel 67021
Attn: Eitan Israeli, Adv.
Fax: 972.3.6099961
Email: Eitan@iblegal.com

If to Bank:	Silicon Valley Bank
275 Grove Street, Suite 2-200
Newton, Massachusetts 02466
Attn: Ms. Kate Leland
Fax: (617) 527-0177
Email: KLeland@svb.com

And also to:	Alon Oz
Fax: +972- 9-9569051
Email: AOz@svb.com

with a copy to:	Riemer & Braunstein LLP
Three Center Plaza
Boston, Massachusetts 02108
Attn: David A. Ephraim, Esquire
Fax: (617) 880-3456
Email: DEphraim@riemerlaw.com

and with a copy to:	Raved Magriso Benkel & Co.
37 Shaul Hamelech Blvd.,
Tel-Aviv 6492806, Israel
P.O.B. 33242 Tel-Aviv 61332, Israel
Attn.: Einat Weidberg, adv.
Fax: +972-3-6060266
E-Mail: einat_w@rmblaw.co.il

11	CHOICE OF LAW, VENUE, JURY TRIAL WAIVER AND JUDICIAL REFERENCE

California law governs the Loan Documents (except for the Debentures, which are governed by the laws of the State of Israel) without regard to principles of conflicts of law. Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in Santa Clara County, California; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Bank from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Bank. Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in, or subsequently provided by Borrower in accordance with, Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the Santa Clara County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Santa Clara County, California; and the parties hereby submit to the jurisdiction of such court. The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Santa Clara County, California Superior Court for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and orders applicable to judicial proceedings in the same manner as a trial court judge. The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to California Code of Civil Procedure § 644(a). Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.

This Section 11 shall survive the termination of this Agreement.

12	GENERAL PROVISIONS

12.1 Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights or obligations under it without Bank’s prior written consent (which may be granted or withheld in Bank’s discretion). Bank has the right, without the consent of or notice to Borrower, to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights, and benefits under this Agreement and the other Loan Documents (other than the Warrant, as to which assignment, transfer and other such actions are governed by the terms of the Warrant).

12.2 Indemnification. Borrower agrees to indemnify, defend and hold Bank and its directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Bank (each, an “Indemnified Person”) harmless against: (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) claimed or asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses or expenses (including Bank Expenses) in any way suffered, incurred, or paid by such Indemnified Person as a result of, following from, consequential to, or arising from transactions between Bank and Borrower (including reasonable attorneys’ fees and expenses), except for Claims and/or losses directly caused by such Indemnified Person’s gross negligence or willful misconduct.

12.3 Right of Set-Off. Borrower hereby grants to Bank, a lien, security interest, fixed and floating charge (as provided under the Loan Documents) and right of setoff as security for all Obligations to Bank, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Bank or any entity under the control of Bank (including a Bank subsidiary) or in transit to any of them. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Bank may set off the same or any part thereof and apply the same to any liability or obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

12.4 Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.

12.5 Correction of Loan Documents. Bank may correct patent errors and fill in any blanks in the Loan Documents consistent with the agreement of the parties.

12.6 Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.7 Amendments in Writing; Waiver; Integration. No purported amendment or modification of any Loan Document, or waiver, discharge or termination of any obligation under any Loan Document, shall be enforceable or admissible unless, and only to the extent, expressly set forth in a writing signed by the party against which enforcement or admission is sought. Without limiting the generality of the foregoing, no oral promise or statement, nor any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment, supplement or waiver or have any other effect on any Loan Document. Any waiver granted shall be limited to the specific circumstance expressly described in it, and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver. The Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of the Loan Documents merge into the Loan Documents.

12.8 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.

12.9 Survival. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations hereunder (specifically excluding Obligations related to Bank Services and pursuant to the Warrant, and other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been paid in full and satisfied. Without limiting the foregoing, except as otherwise provided in Section 4.1, the grant of a security interest by Borrower in Section 4.1 and the charges granted under the Debentures shall survive until termination of this Agreement, the Debentures and all Bank Services Agreements. The obligation of Borrower in Section 12.2 of this Agreement to indemnify Bank shall survive until the statute of limitations with respect to such claim or cause of action shall have run.

12.10 Confidentiality. In handling any confidential information, Bank shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to Bank’s Subsidiaries or Affiliates (such Subsidiaries and Affiliates, together with Bank, each a “Bank Entity” and collectively, the “Bank Entities”); (b) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, Bank shall use its best efforts to obtain any prospective transferee’s or purchaser’s agreement to the terms of this Section 12.10); (c) as required by law, regulation, subpoena, or other order; (d) to Bank’s regulators or as otherwise required in connection with Bank’s examination or audit; (e) as Bank considers appropriate in exercising remedies under the Loan Documents; and (f) to third-party service providers of Bank so long as such service providers have executed a confidentiality agreement with Bank with terms no less restrictive than those contained herein. Confidential information does not include information that is: (i) either in the public domain other than as a result of Bank’s breach of this Section 12.10 or is in Bank’s possession when disclosed to Bank; or (ii) disclosed to Bank by a third party on a nonconfidential basis if Bank does not know that the third party is prohibited from disclosing the information.

Bank Entities may use the confidential information for reporting purposes and the development and distribution of databases and market analyses so long as such confidential information is aggregated and anonymized prior to distribution unless otherwise expressly prohibited by Borrower. The provisions of the immediately preceding sentence shall survive the termination of this Agreement.

12.11 Electronic Execution of Documents. The words “execution,” “signed,” “signature” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act.

12.12 Captions. The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

12.13 Construction of Agreement. The parties mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement. In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.

12.14 Relationship. The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement. The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract.

12.15 Third Parties. Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Agreement on any persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any person not an express party to this Agreement; or (c) give any person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.

13	DEFINITIONS

13.1 Definitions. As used in the Loan Documents, the word “shall” is mandatory, the word “may” is permissive, the word “or” is not exclusive, the words “includes” and “including” are not limiting, the singular includes the plural, and numbers denoting amounts that are set off in brackets are negative. As used in this Agreement, the following capitalized terms have the following meanings:

“Account” is any “account” as defined in the Code or any other applicable law with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to Borrower.

“Account Debtor” is as defined in the Code or any other applicable law and shall include, without limitation, any person liable on any Account, such as, a guarantor of the Account and any issuer of a letter of credit or banker’s acceptance.

“Advance” is defined in Section 2.1.1 of this Agreement.

“Advance Request Transmittal” is the form attached hereto as Exhibit C and shows (a) the Collections Base, (b) the current outstanding amount of Advances, (c) the Availability Amount, and (d) the amount of the requested Advance.

“Affiliate” of any Person is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners, and, for any Person that is a limited liability company, that Person’s managers and members.

“Agreement” is defined in the preamble of this Agreement.

“Applicable Rate” is a per annum rate equal to the Prime Rate plus two and one-quarter of one percent (2.25%).

“Availability Amount” is the lesser of (a) the Maximum Availability Amount and (b) the Collections Base.

“Bank” is defined in the preamble of this Agreement.

“Bank Entities” is defined in Section 12.10.

“Bank Expenses” are all audit fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses) for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to Borrower.

“Bank Services” are any products, credit services, and/or financial accommodations previously, now, or hereafter provided to Borrower or any of its Subsidiaries by Bank or any Bank Affiliate, including, without limitation, any letters of credit, cash management services (including, without limitation, merchant services, direct deposit of payroll, business credit cards, and check cashing services), interest rate swap arrangements, and foreign exchange services as any such products or services may be identified in Bank’s various agreements related thereto (each, a “Bank Services Agreement”).

“Bank Services Agreement” is defined in the definition of Bank Services.

“Borrower” is defined in the preamble of this Agreement.

“Borrower’s Books” are all Borrower’s books and records including ledgers, federal and state tax returns, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Borrowing Base Certificate” is that certain certificate in the form attached hereto as Exhibit D.

“Borrowing Period” is a period commencing on the date which is the fifth (5th) Business Day after the last day of a Reconciliation Period and ending on the date that is the fourth (4th) Business Day after the last day of the following Reconciliation Period.

“Borrowing Resolutions” are, with respect to any Person, those resolutions adopted by such Person’s board of directors (and, if required under the terms of such Person’s Operating Documents, stockholders) and delivered by such Person to Bank approving the Loan Documents to which such Person is a party and the transactions contemplated thereby, together with a certificate executed by its secretary on behalf of such Person certifying that (a) such Person has the authority to execute, deliver, and perform its obligations under each of the Loan Documents to which it is a party, (b) that attached as Exhibit A to such certificate is a true, correct, and complete copy of the resolutions then in full force and effect authorizing and ratifying the execution, delivery, and performance by such Person of the Loan Documents to which it is a party, (c) the name(s) of the Person(s) authorized to execute the Loan Documents on behalf of such Person, together with a sample of the true signature(s) of such Person(s), and (d) that Bank may conclusively rely on such certificate unless and until such Person shall have delivered to Bank a further certificate canceling or amending such prior certificate.

“Business Day” is any day that is not a Saturday, Sunday or a day on which Bank is closed.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; and (c) Bank’s certificates of deposit issued maturing no more than one (1) year after issue.

“Charged Property” is defined in the Debentures.

“Claims” is defined in Section 12.2 of this Agreement.

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of California; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Bank’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of California, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” is (a) any and all properties, rights and assets of Inc and Ltd described on Exhibit A and (b) any and all properties, rights and assets granted by Ltd to Bank as set forth in the Debentures.

“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.

“Collections” are all funds received by Borrower or by any of its direct or indirect wholly owned Subsidiaries in consideration for services via online payments provided by or through Borrower or any of its direct or indirect wholly owned Subsidiaries.

“Collections Base” is, for any given Borrowing Period, an amount equal to the aggregate amount of Eligible Collections actually received during the calendar month immediately preceding the calendar month in which the first day of the applicable Borrowing Period occurs.

“Commodity Account” is any “commodity account” as defined in the Code or any other applicable law with such additions to such term as may hereafter be made.

“Compliance Certificate” is attached as Exhibit B.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation, in each case, directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Control Agreement” is any control agreement entered into among the depository institution at which Borrower maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower maintains a Securities Account or a Commodity Account, Borrower, and Bank pursuant to which Bank obtains control (within the meaning of the Code or any other applicable law) over such Collateral Account.

“Copyrights” are any and all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.

“Credit Extension” is any Advance or any other extension of credit by Bank for Borrower’s benefit.

“Debenture” and “Debentures” are each defined in Section 4.2 of this Agreement.

“Deferred Revenue” is all amounts received or invoiced, as appropriate in advance of performance under contracts and not yet recognized as revenue.

“Deposit Account” is any “deposit account” as defined in the Code or any other applicable law with such additions to such term as may hereafter be made.

“Dollar Equivalent” is, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in a Foreign Currency, the equivalent amount therefor in Dollars as determined by Bank at such time on the basis of the then-prevailing rate of exchange in San Francisco, California, for sales of the Foreign Currency for transfer to the country issuing such Foreign Currency.

“Dollars,” “dollars” or use of the sign “$” means only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.

“Early Termination Fee” is defined in Section 2.1.1(d) of this Agreement.

“Effective Date” is defined in the preamble hereof.

“Eligible Collections” is the aggregate amount of Collections, which Collections are in compliance with Section 5.3; provided that Collections of each of Ltd and Inc and any other direct and/or indirect wholly owned Subsidiary thereof shall be counted only once for the purpose of calculation of the "Eligible Collections" hereunder.

“Equipment” is all “equipment” as defined in the Code or any other applicable law with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“ERISA” is the Employee Retirement Income Security Act of 1974, and its regulations.

“Events of Default” are set forth in Section 8 of this Agreement.

“Exchange Act” is the Securities Exchange Act of 1934, as amended.

“Facility Balance” is, on any date, the aggregate outstanding amount of all Advances made based upon the Collections Base.

“Facility Fee” is defined in Section 2.4 of this Agreement.

“Finance Charges” is defined in Section 2.5 of this Agreement.

“Foreign Currency” means lawful money of a country other than the United States.

“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“Good Faith Deposit” is defined in Section 2.4(c) of this Agreement.

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Hapoalim Fixed Charges” is defined in Section 4.3 of this Agreement.

“Inc” is defined in the preamble of this Agreement.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.

“Indemnified Person” is defined in Section 12.2 of this Agreement.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, the Israeli Companies Ordinance 5743-1983, the Israeli Companies Law 5759-1999, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means all of Borrower’s right, title, and interest in and to the following:

(a)	its Copyrights, Trademarks and Patents;

(b)	any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how, operating manuals;

(c)	any and all source code, object code, proprietary formulae and proprietary algorithms;

(d)	any and all design rights which may be available to Borrower;

(e)	any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and

(f)	all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.

“Inventory” is all “inventory” as defined in the Code in effect on the Effective Date or any other applicable law with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” is any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

“IP Agreement” is collectively, (a) that certain Intellectual Property Security Agreement dated as of the Effective Date, by and between Inc and Bank, as amended, modified or restated from time to time, and (b) that certain Intellectual Property Security Agreement dated as of the Effective Date, by and between Ltd and Bank, as amended, modified or restated from time to time.

“Key Person” is each of Borrower’s (a) Chief Executive Officer, who is Avishai Abrahami as of the Effective Date, and [(b) Chief Financial Officer, who is Lior Shemesh as of the Effective Date.

“Letter of Credit” means a standby letter of credit issued by Bank or another institution based upon an application, guarantee, indemnity or similar agreement on the part of Bank.

“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Loan Documents” are, collectively, this Agreement, the Debentures, the Warrant, the IP Agreement, the Perfection Certificate, any Bank Services Agreement, the SVB Control Agreement, the Borrowing Resolutions, any subordination agreements, any note, or notes or guaranties executed by Borrower, and any other present or future agreement between Borrower and/or for the benefit of Bank, all as amended, restated, or otherwise modified, in accordance with their terms.

“Loan Fees” is defined in Section 2.4 of this Agreement.

“Ltd” is defined in the preamble of this Agreement.

“Material Adverse Change” is: (a) a material impairment in the perfection or priority of Bank’s Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or condition (financial or otherwise) of Borrower; or (c) a material impairment of the prospect of repayment of any portion of the Obligations.

“Maturity Date” is December 31, 2014.

“Maximum Availability Amount” is Ten Million Dollars ($10,000,000.00).

“NIS” means only lawful money of the State of Israel.

“Obligations” are Borrower’s obligations to pay when due any debts, principal, interest, Bank Expenses and other amounts Borrower owes Bank now or later, whether under this Agreement, the Loan Documents, or otherwise, including, without limitation, any interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank, and to perform Borrower’s duties under the Loan Documents.

“Operating Documents” are, for any Person, such Person’s formation documents, as certified with the Secretary of State of such Person’s state of formation on a date that is no earlier than thirty (30) days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Perfection Certificate” is defined in Section 5.1 of this Agreement.

“Permitted Acquisition” means a transaction whereby Borrower acquires or permits any of its Subsidiaries to acquire (including by merger or consolidation of such Subsidiary with any other Person), all or substantially all of the capital stock or property of another Person, under all of the following conditions:

(a) the party or parties being acquired is in a similar line of business as Borrower or is engaged in on-line services which are synergic to the line of business of Borrower;

(b) no Event of Default exists or is continuing at the closing of the transaction, and the transaction will not cause an Event of Default hereunder;

(c) the acquisition is approved by the board of directors (or equivalent control group) of all parties to the transaction;

(d) the total aggregate consideration to be paid by Borrower (including the value of Borrower’s stock issued by Borrower) in all of the contemplated transactions during each 12-month period commencing as of the Effective Date does not exceed an aggregate amount of Ten Million Dollars ($10,000,000.00);

(e) Borrower provides Bank (i) written notice of the transaction at least ten (10) Business Days before the closing of the transaction, and (ii) copies of the acquisition or merger agreement and other material documents relative to the contemplated transaction, in each case in final or substantially final form, at least five (5) Business Days before the closing of the transaction;

(f) Borrower is a surviving legal entity after completion of the contemplated transaction;

(g) the contemplated transaction is consensual and non-hostile;

(h) Borrower maintains and shall continue to maintain, following such transaction, unrestricted cash in excess of the greater of (A) Five Million Dollars ($5,000,000), or (B) as reasonably calculated by Bank, the average monthly amount of Borrower’s Monthly Cash Burn for the full twelve (12) calendar months immediately preceding the date of determination, multiplied by twelve (12). For purposes of this Agreement, “Monthly Cash Burn” shall mean, for each calendar month (each, a “Reference Month”), as reasonably calculated by Bank, the difference between (a) the amount of Borrower’s unrestricted cash measured on the last day of the Reference Month, and (b) the amount of Borrower’s unrestricted cash measured on the last day of the calendar month immediately preceding the Reference Month;

(i) no Indebtedness will be incurred, assumed, or would exist with respect to Borrower or its Subsidiaries as a result of the contemplated transaction, other than Permitted Indebtedness, and no Liens will be incurred, assumed, or would exist with respect to the assets of Borrower or its Subsidiaries as a result of the contemplated transaction, other than Permitted Liens; and

(j) any Person whose capital stock is acquired or any Subsidiary that acquires assets in such contemplated transaction shall, contemporaneously with the consummation of the transaction, unless otherwise agreed to by Bank in writing in its sole discretion, become a co-borrower or guarantor (as determined by Bank in its sole discretion) hereunder and shall grant a Lien in all of its assets to Bank, all on documentation acceptable to Bank in its sole discretion.

“Permitted Indebtedness” is:

(a) Borrower’s Indebtedness to Bank under this Agreement and the other Loan Documents;

(b) Indebtedness existing on the Effective Date which is shown on the Perfection Certificate;

(c) Subordinated Debt;

(d) unsecured Indebtedness to trade creditors incurred and discharged in the ordinary course of business; and

(e) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (d) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.

“Permitted Investments” are:

(a) Investments (including, without limitation, Subsidiaries) existing on the Effective Date which are shown on the Perfection Certificate (but specifically excluding any future Investments in any Subsidiaries unless otherwise permitted hereunder);

(b) Investments in Ltd’s Subsidiary, Wixpress Brazil Servicos De Internet Ltda, after the Effective Date for the ordinary and necessary current operating expenses of such Subsidiary, in an aggregate amount not to exceed One Hundred Fifty Thousand Dollars ($150,000.00) per fiscal year; and

(c) Investments consisting of Cash Equivalents.

(d) Allocation and distribution by Ltd of bonuses shares pro-rata to all existing shareholders pursuant to the Ltd’s Articles of Association.

“Permitted Liens” are:

(a) Liens existing on the Effective Date as follows:

i.	Hapoalim Fixed Charges, subject to the provisions of Section 4.3.

ii.	charges in favor of Bank Leumi created by Ltd on a cash deposit in its account maintained with Bank Leumi, limited to the aggregate amount of $750,000, to secure Ltd's obligations in connection with FX activity with Bank Leumi.

(b) Liens for taxes, fees, assessments or other government charges or levies, either (i) not due and payable or (ii) being contested in good faith and for which Borrower maintains adequate reserves on Borrower’s Books, provided (i) that no notice of any such Lien has been filed or recorded under the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder and/or under any other applicable law, and (ii) such Liens have no priority over any Liens in favor of Bank;

(c) purchase money Liens (i) on Equipment acquired or held by Borrower incurred for financing the acquisition of the Equipment securing no more than One Hundred Thousand Dollars ($100,000.00) in the aggregate amount outstanding, or (ii) existing on Equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment; and

(d) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase; and

(e) Second ranking Liens, which may be unlimited in amount, subordinated (pursuant to a subordination, intercreditor or other similar agreements in form and substance satisfactory to Bank) to Bank's security interests granted hereunder and under the applicable Loan Documents, securing Subordinated Debt in the principal aggregate amount of up to Ten Million Dollars ($10,000,000.00).

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Prime Rate” is, with respect to any day, the “Prime Rate” as quoted in the Wall Street Journal print edition on such day (or, if such day is not a day on which the Wall Street Journal is published, the immediately preceding day on which the Wall Street Journal was published).

“Reconciliation Period” is each calendar month.

“Registered Organization” is any “registered organization” as defined in the Code or any other applicable law with such additions to such term as may hereafter be made.

“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” is any of the Chief Executive Officer, President, Chief Financial Officer and Controller of Borrower.

“Restricted License” is any material license or other agreement with respect to which Borrower is the licensee (a) that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property, or (b) for which a default under or termination of could interfere with Bank’s right to sell any Collateral.

“SEC” shall mean the Securities and Exchange Commission, any successor thereto, and any analogous Governmental Authority.

“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.

“Subordinated Debt” is indebtedness incurred by Borrower subordinated to all of Borrower’s now or hereafter indebtedness to Bank, including without limitations, such indebtedness in the principal aggregate amount of up to Ten Million Dollars ($10,000,000.00) secured by second ranking security interest which may be unlimited in amount but subordinated to Bank's security interests granted hereunder and under the applicable Loan Documents (in each case, pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Bank entered into between Bank and the other creditor), on terms acceptable to Bank.

“Subsidiary” is, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of Borrower.

“SVB Control Agreement” is that certain Securities Account Control Agreement by and among SVB Securities, Apex Clearing Corporation, Inc and Bank.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

“Transfer” is defined in Section 7.1 of this Agreement.

“Unused Revolving Line Facility Fee” is defined in Section 2.4(b) of this Agreement.

“Warrant” is that certain Warrant to purchase Ltd’s Preferred E Shares dated June 24, 2013, executed by Ltd in favor of Bank, as amended, modified or restated from time to time.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

BORROWER

WIXPRESS LTD.

By:	/s/ Nir Zohar /s/ Lior Shemesh
Name:	Nir Zohar & Lior Shemesh
Title:	Chief Operating Officer/ Chief Financial Officer

WIX.COM, INC.

By:	/s/ Nir Zohar /s/ Adam Fisher
Name:	Nir Zohar & Adam Fischer
Title:	Directors

BANK

SILICON VALLEY BANK

By:	/s/ Kate Leland
Name:	Kate Leland
Title:	Director

EXHIBIT A

The Collateral consists of all of Borrower’s right, title and interest in and to the following:

All goods, equipment, inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, general intangibles (including payment intangibles), accounts (including health-care receivables), documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, all certificates of deposit, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), commercial tort claims, securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and any license rights and agreements, now owned or hereafter acquired; and any copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, now owned or later acquired; any patents, trademarks, service marks and applications therefor; trade styles, trade names, any trade secret rights, including any rights to unpatented inventions, know-how, operating manuals, license rights and agreements and confidential information, now owned or hereafter acquired; and any claims for damages by way of any past, present and future infringement of any of the foregoing; and

All Borrower’s books relating to the foregoing and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

EXHIBIT B

SPECIALTY FINANCE DIVISION

Compliance Certificate

I, an authorized officer of WIXPRESS LTD. and WIX.COM, INC. (jointly and severally, individually and collectively, “Borrower”) certify under the Loan and Security Agreement (as amended, the “Agreement”) between Borrower and Silicon Valley Bank (“Bank”) as follows for the period ending                                 (all capitalized terms used herein shall have the meaning set forth in the Agreement):

Borrower represents and warrants as follows:

For any Account related to any of the Eligible Collections, all statements made and all unpaid balances appearing in all invoices, instruments and other documents evidencing such Accounts are and shall be true and correct and all such invoices, instruments and other documents, and all of Borrower’s Books are genuine and in all respects what they purport to be. All statements and items on each Borrowing Base Certificate and in the financial statements delivered pursuant to Section 6.2(a)(i) and the statements of Borrower's Eligible Collections delivered pursuant to Section 6.2(d) are and shall be true and correct in all respects. All sales and other transactions underlying or giving rise to each such Account shall comply in all material respects with all applicable laws and governmental rules and regulations. Borrower has no knowledge of any actual or imminent Insolvency Proceeding of any Account Debtor whose Accounts are related to any Eligible Collections. To the best of Borrower’s knowledge, all signatures and endorsements on all documents, instruments, and agreements relating to all such Account are genuine, and all such documents, instruments and agreements are legally enforceable in accordance with their terms. Borrower is the owner of and has the legal right to sell, transfer, assign and encumber each such Account, and there are no defenses, offsets, counterclaims or agreements for which the Account Debtor may claim any deduction or discount.

Additionally, Borrower represents and warrants as follows:

Borrower and each Subsidiary is duly existing and in good standing in its state of formation and qualified and licensed to do business in, and in good standing in, any state in which the conduct of its business or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to cause a Material Adverse Change. The execution, delivery and performance of the Loan Documents have been duly authorized, and do not conflict with Borrower’s organizational documents, nor constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which or by which it is bound in which the default could reasonably be expected to cause a Material Adverse Change.

Borrower has good title to the Collateral, free of Liens except Permitted Liens. All inventory, if applicable, is in all material respects of good and marketable quality, free from material defects.

Inc is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. Inc is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Borrower has complied in all material respects with the Federal Fair Labor Standards Act. Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to cause a Material Adverse Change. None of Borrower’s or any Subsidiary’s properties or assets have been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Borrower and each Subsidiary has timely filed all required tax returns and paid, or made adequate provision to pay, all material taxes, except those being contested in good faith with adequate reserves under GAAP. Borrower and each Subsidiary has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all government authorities that are necessary to continue its business as currently conducted except where the failure to obtain or make such consents, declarations, notices or filings would not reasonably be expected to cause a Material Adverse Change.

The undersigned acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered.

All other representations and warranties in the Agreement are true and correct in all material respects on this date, and Borrower represents that there is no existing Event of Default.

Sincerely,

WIXPRESS LTD.	WIX.COM, INC.

Signature	Signature

Title	Title

Date	Date

EXHIBIT C

Advance Request Transmittal

Client Name:	Wixpress Ltd. and Wix.com Inc.

Date Submitted:	Transmittal	#:

Invoice #	Customer Name	Customer Address	Invoice Date	Invoice Amount

			Gross Total	$0.00
			Advance Rate	100%
			Net Cash Advance	$0.00

Comments:

The Borrower (“Borrower”) named on this Invoice Transmittal (“Transmittal”), hereby delivers this Transmittal to Silicon Valley Bank (“Bank”) pursuant to a Loan and Security Agreement between Borrower and Bank (“Agreement”). By forwarding this Transmittal along with copies of the invoices listed herein, Borrower is requesting Bank to make advances (“Advances”) based on such receivables in accordance with the terms of the Agreement and hereby represents and warrants that the request has been made by an authorized representative of Borrower with full right, power and authority to deliver this Transmittal to Bank. Borrower acknowledges that such Advances (together with all fees, interest and other charges associated with such Advances) shall be repaid in accordance with the terms of the Agreement. Borrower hereby ratifies and reaffirms all of its representations and warranties in the Agreement, including, without limitation, Borrower's representations set forth in Section 5.3 thereof.

For SVB Use Only	Disbursement Instructions
Date	SVB DDA #
AM Approval	Wire To
PM/TL Approval	ABA #
SCO Approval	Account #

EXHIBIT D

BORROWING BASE CERTIFICATE

Borrower:	WIXPRESS LTD. AND WIX.COM, INC.
Lender:	Silicon Valley Bank
Commitment Amount:	$10,000,000.00

ELIGIBLE COLLECTIONS/COLLECTIONS BASE

(A)	The aggregate amount of Eligible Collections (i.e., Collections in consideration for services via online payments provided by or through Borrower for the immediately preceding calendar month, which Collections are in compliance with Section 5.3, provided that Collections of each of Ltd and Inc shall be counted only once for the purpose of calculation of the “Eligible Collections” hereunder..	$______________

(B)	COLLECTIONS BASE (100% of line (A))	$______________

BALANCES

(C)	Maximum Loan Amount	$10,000,000.00

(D)	Present balance of Advances	$______________

(E)	Remaining amount available to borrow ((1) Lesser of line (B) and line (C) minus (2) line (D))	$______________

Explanatory comments:

The undersigned represents and warrants that this is true, complete and correct, and that the information in this Borrowing Base Certificate complies with the representations and warranties in the Loan and Security Agreement between the undersigned and Silicon Valley Bank.

COMMENTS: WIXPRESS LTD. By: ___________________________ Authorized Signer Date:___________________________

BANK USE ONLY

Received by: ___________________________

                    AUTHORIZED SIGNER

Date: _________________________________

Verified: _______________________________

                    AUTHORIZED SIGNER

Date: _________________________________

Compliance Status:             Yes                  No

WIX.COM, INC. By: ___________________________ Authorized Signer Date:___________________________